Exhibit 99.1

news release For Immediate Release

MEDIA and INVESTOR CONTACTS:

Jeannine Addams

Kristin Wohlleben

J. Addams & Partners, Inc.

404.231.1132 phone

jfaddams@jaddams.com

kwohlleben@jaddams.com

Exide Technologies Enters into Plan Support Agreement

Proposed Plan Would Substantially Deleverage Company

Milton, Georgia – (November 4, 2014) – Exide Technologies (OTCQB: XIDEQ, www.exide.com, the “Company”), a global leader in stored electrical-energy solutions, announced today that it entered into a plan support agreement (“PSA”) with holders of a majority of the principal amount of Exide’s senior secured notes (the “Supporting Noteholders”). The PSA includes a detailed term sheet (the “Term Sheet”) which describes a plan of reorganization (the “Plan”). Pursuant to the PSA, the Supporting Noteholders, who also hold a substantial majority of Exide’s estimated $360 million DIP Credit Facility’s term loan, have agreed to support the Plan which would deleverage the Company by more than $600 million and allow Exide to emerge from Chapter 11 substantially in its current form – operating across all of its existing business segments.

Under the Plan, certain of the Supporting Noteholders have agreed to convert at least $100 million of their DIP facility claims into new second lien convertible debt and roll the balance of their DIP loans into a new exit term loan. The Plan also contemplates a new $175 million capital commitment to be raised in a rights offering made available to eligible holders of the Debtor’s pre-petition 8.625 percent senior secured notes. There is substantial support among the Supporting Noteholders for entering into a backstop agreement for the new capital, and the Company continues to negotiate the terms of such an agreement with the hopes of finalizing it in the coming weeks.

In addition, Exide has initiated the sales process contemplated by the terms of Amendment No. 8 of its DIP facility, which the U.S. Bankruptcy Court approved on October 31, 2014, by soliciting potential interest from third parties for a sale of the Company’s businesses. This dual-track process will allow Exide to ensure that it has explored opportunities to maximize estate value.

“The PSA is another significant, positive step forward in our restructuring process,” said Robert M. Caruso, President and Chief Executive Officer of Exide Technologies.

The PSA and Term Sheet are conditioned upon the negotiation of, and agreement to, definitive documents (including a plan of reorganization, disclosure statement, backstop commitment agreement, and other related documents and agreements).

Exide’s goal is to emerge from the Chapter 11 restructuring of its U.S. operations by March 31, 2015.

The Company will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission that attaches definitive copies of the PSA and Term Sheet. The Form 8-K and exhibits will be found at http://ir.exide.com/sec.cfm, and references herein to the PSA and Term Sheet are qualified in their entirety by reference to the full text of those documents.

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About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Forward Looking Statement

This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) there can be no assurance that the Company will satisfy the conditions of the PSA or reach a definitive agreement for a plan of reorganization or backstop commitment agreement, (ii) the Company may not obtain the requisite backstop commitments needed to consummate the Plan, or may not obtain them on acceptable terms, (iii) the Company may be unable to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization, (iv) the risks associated with operating businesses under Chapter 11 protection, (v) the ability of the Company to comply with the terms of the DIP financing facility or obtain the necessary consent from all DIP lenders to an extension of the DIP facility’s maturity date, (vi) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company’s Chapter 11 filing, (vii) the Company may be unable to implement and fund business strategies based on current liquidity, (viii) the Company’s substantial debt and debt service requirements may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (ix) the litigation proceedings to which the Company is subject could have a material adverse effect on the Company and its businesses, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) regulatory risks and uncertainties could affect the Company’s businesses or profitability, or (xii) general economic conditions.

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